UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Featherlite, Inc.
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Filed by Featherlite, Inc.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Filing Company: Featherlite, Inc.
Commission File No. 000-24804

At 11:00 a.m., Central time, on July 27, 2006, Featherlite, Inc. (“Featherlite”) held a news conference to discuss the Agreement and Plan of Merger, dated as of July 26, 2006, by and among Featherlite, Universal Trailer Holdings Corp. and Dart Acquisition Corp. The transcript below is of this news conference. The audio replay and transcript may be made available on Featherlite’s website at www.fthr.com.

Important Additional Information will be filed with the SEC

Featherlite plans to file with the SEC and mail to shareholders a proxy statement in connection with the Merger. The proxy statement will contain important information about Featherlite, the Merger and related matters. Shareholders are urged to read the proxy statement, and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about the companies and the proposed transaction.

Featherlite’s officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Featherlite with respect to the transactions contemplated by the Merger Agreement. Information regarding Featherlite’s directors and executive officers is contained in Featherlite’s Annual Report on Form 10-K for the year ended December 31, 2005, which is filed with the SEC.

Shareholders will be able to obtain free copies of the proxy statement and other documents filed by Featherlite with the SEC through the website maintained by the SEC at www.sec.gov and through Featherlite’s website at www.fthr.com.

[John Hall, Director of Corporate Communications-Featherlite]

Hello, I’m John Hall, Director of Corporate Communications at Featherlite. Good Morning and thank you for attending this news conference. Conrad Clement, President & CEO of Featherlite will make some summary comments about the announcement today of Featherlites and Universal Trailer Holding’s merger, then Universal CEO, Tom Frey will have some remarks.
Then we will open it up to your questions.

Ladies & Gentlemen, Conrad Clement.

[Conrad Clement, President & CEO-Featherlite]

Thank you, John. Good Morning and welcome to the Featherlite and Universal merger news conference.
Before we review the specifics of the proposed merger, I’d like to remind everyone of the safe harbor regulations. Any matters today are not historical facts particularly regarding the company’s future plans, objectives, forecast results and expected performance consistent of forward looking statements within the meaning of the private securities reform act of 1995.
Such estimates whether expressed or implied, are being made, based on currently available information at the company’s best judgment at this time.
Within these is a wide range of assumptions that the company’s believed to be reasonable, however, it must be recognized that the statements are subject to a range of uncertainty, that can cause the actual results to vary materially. Thus, the Company’s caution that these statements are not guarantees of future performance. Risk factors that may impact Featherlite results are described in the latest form 10K and 10Q’s, as well as, other periodic filings with the SEC.
Featherlite does not update forward looking statements and expressly disclaims any obligation to do so.
We also urge you to review and read Featherlite’s future filings with the SEC, because they will contain important information about the companies and the proposed transaction. All of Featherlite’s documents filed with the SEC are available for free at the SEC’s website, www.sec.gov

It is with great pleasure today that we announce Featherlite has signed a definitive merger agreement with Universal Trailer Holdings Corporation of Cincinnati, Ohio. Under this agreement a subsidiary of Universal Trailer will merge with-in and into Featherlite.
Featherlite will become a wholly-owned subsidiary of Universal Trailer, the result of this transaction will form, what we believe, will the nations premier trailer company. We believe that this represents a great opportunity for the growth and development of Featherlite here in Iowa.
Featherlite has been exploring alternatives to further enhance shareholder value and build strategic strength in the Featherlite Company, since January of this year.
Teaming with Universal emerged as a superior opportunity by handing the reins of ownership of Featherlite to Universal Trailer, we are opening the door to further advance the Featherlite company and its employees.
This is a good place to note that Universal plans to retain the Featherlite operations in Cresco and Shenandoah, Iowa, as well as our international network of Dealers.
By join with Universal Trailer, Featherlite expects to gain certain advantages. We expect Featherlite to benefit from sharing expertise with sister companies within Universal Trailer Corporation. This is expected to further enhance our production capabilities and efficiencies. Additionally, we expect to be able to buy raw materials for less, together. And we believe that Featherlite will benefit from its association with a company that has a larger pool of financial resources. We believe that all of this is going to help take Featherlite to the next level and beyond. And we anticipate the joining of these two firms will benefit the trailer buying public as well. With more product innovations and every expanding services to our customers.
Since 1988 we have built Featherlite to be the nation’s leading specialty aluminum trailer brand, with the largest dealer network in the industry. Featherlite trailers are known everywhere for the highest quality standards, the widest variety of products and relentless innovation. But no one can stand still and prosper. We anticipate that it will take approximately 3 months for this transaction to go through the approval process before it can be finalized. We expect the joining of these two companies to begin a new era with a bold future, which will benefit Featherlite, it’s Iowa workforce and Universal Trailers for years to come.
I have invited the CEO of Universal Trailer Corp to join me for this announcement. He has graciously accepted my offer, so I am pleased to introduce to you Tom Frey, President & CEO of Universal Trailers,
Tom,

[Tom Frey, CEO-Universal Trailer]
Thank you Conrad,
Good Morning, I just wanted to add a couple of remarks. I think this is a terrific opportunity, the addition to the great Featherlite brand to Universal Trailers’ family of brands, which includes Haulmark, Exiss, Sooner and Miley. Along with the capable Featherlite team and the strong dealer network of both companies that we have, I think creates just an outstanding platform for growth and that’s really what this merger is all about. About people, brand and growth, it also allows us to share best practices, so that we can continuously improve our products and our services for both our dealer partners and customers, as well. And have expanded opportunities for employees of both companies as we grow together.
This creates the strength and stability of the largest specialty trailer company in North America. More than twice as big as our nearest competitor, which customers, dealers, employees and even investors can have confidence in. and I think that’s an opportunity, a significant step in elevating specialty trailer industry to the next level. Thank you.

[Conrad Clement, President & CEO-Featherlite]

Thank you Tom,
We’ll do a short question and answer period here if some of the media has questions, we can answer, if we can’t then, we’ll tell you so.

Q: - (paraphrase) What will happen to the Featherlite facility here in Howard County, particularly Cresco?

A: - There will be no change. All employees will continue to be Featherlite employees, the company, the brand will be Featherlite. There will be three people that won’t be here, that will be me, [Conrad Clement], Tracy [Clement] and Jeff Mason. Tracy [Clement] & I [Conrad Clement] are purchasing the assets of the Featherlite Coach division from Universal, at the conclusion of the merger and of course, that’s in Sanford, FL.
Jeff Mason is retiring as CFO, he announced that a couple of years ago.
Yeah, go ahead Tom, any other questions then.

[Tom Frye, CEO-Universal Trailer]
I just wanted to add a comment to that, it’s important to note this merger acquisition was analyzed based on growth and creating the largest and strongest specialty trailer company. It was not predicated on or looking at any consolidations and so we expect these facilities to be here and we’re actually very excited about having the capable work force that we have here in Iowa.

[Conrad Clement, President & CEO-Featherlite]
Any other questions?

Q:- I just wanted to comment, Congratulations to you Conrad and also to you Tom. As a supervisor in this area, Featherlite is one of the largest employers of basically this region in the state. It’s great to here that everything is going to stay here and to employ the number of people that you employ here…(inaudible) and Wisconsin.

A: Thank you Les, we truly believe this will be a long term benefit for Cresco, northeast Iowa and Shenandoah, Iowa

Q:- You mentioned before that you would be merging with the subsidiary of Universal Corp, what the name of the subsidiary?

A:- [Conrad Clement] I’ll turn that over to Tom
[Tom Frey] Universal technically, Universal Trailer Corporation, is an operating company and besides a private company. The stock is held by Universal Trailer Holdings Corporation. And that’s why is said that way, so the stock will be held by Universal Trailer Holdings Corporation.

[Conrad Clement] I’m sure that clears that up.

Q:- Where is the main headquarters for Universal Trailer?

A:- [Tom Frey] The main headquarters for Universal Trailer is in Cincinnati, OH That’s our corporate headquarters. But it’s a very de-centralized company, we only have 7 people in our corporate headquarters, including myself and my assistant and our Chief Financial Officer and Warren Wick, our Director of Human Resources. I only have 7 people there, but different than the Featherlite operation, we are very de-centralized.

Q:- Will the headquarters for Featherlite remain here?

A:- [Conrad Clement] Question is will the headquarters for Featherlite remain here? [Tom Frey] Featherlite will be operating as part of the Universal Trailer family and most of the, if not all, of the managers will be here and the management will run the business here. As I said, we are a de-centralized operation. Universal Trailer corporation has about 1300 employees, of which 7 are at our corporate headquarters. So you can see that we are very de-centralized and don’t plan to centralize very much at all in this merger either.

[Conrad Clement] Any other questions?

Q:- You mentioned yourself, Jeff Mason and Tracy going to not be here anymore. Who’s going to be in charge of the operations here on site at least?

A:- [Conrad Clement] You want to answer that Tom?
[Tom Frey] One of the things that excited us about this marriage was the management team that Conrad has built over the years. And there are a whole team of competent, capable mangers here. Eric Clement is the Vice President & General Manger, and he’s going to stay on, for example. Gary Ihrke has been here for a long time. There’s a whole…, I want to be careful not to mention too many names because then people will, wait they didn’t mention this other name. We think, we believe, we know that Featherlite has a very capable management team here and that’s one of the reasons we are excited about the merger.

[Conrad Clement] any other questions

Q:- Will there be people either promoted from within or hired to replace the positions left vacant, by Conrad and by Tracy?

A:- [Conrad Clement] I think they are just going to make everybody work harder.
You want to make any comments on that Tom?
[Tom Frey] Well I think it’s a little bit early when we haven’t even closed the transaction yet to be talking about promotions and people going to move around. I think the important part is that we haven’t planned consolidation. Certainly we’re not going to have people from our very limited corporate headquarters come up here. We have a capable management team we expect them to carry the day for Featherlite, as they done a perfect job for a long period of time.

[Conrad Clement] Any other questions….if not, we thank you all for being here, participating in this news conference. You’ve got the press release that was release at 5:00 ET this morning, that’s got a lot of detail in it. We’ll begin to go through the rest of the regulatory steps necessary to comply with all public company and SEC regulations here in the next 60 to 90 days to compete the transaction. Thank you.

About Featherlite

With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite®, Inc. has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. For more information about Featherlite, please visit www.fthr.com.

Forward Looking Statements

Statements in this document contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,” “expect,”  “anticipate,”  “plan,” “potential,”  “continue” or similar expressions.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements contained in this document include statements about future financial and operating results and the proposed transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein.  For example, if Featherlite does not receive required shareholder or governmental approvals or fails to satisfy other conditions to closing, the transaction will not be consummated.  In any forward-looking statement in which Featherlite expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Featherlite and Universal Trailer businesses will not be integrated successfully; costs related to the proposed merger; failure of the Featherlite shareholders to approve the proposed merger; and other economic, business, competitive and/or regulatory factors affecting Featherlite’s and Universal Trailer’s businesses generally, including those set forth in Featherlite’s filings with the SEC, including its Annual Report on Form 10-K for the most recent fiscal year, its most recent Quarterly Report on Form 10-Q, and its Current Reports on Form 8-K. All forward-looking statements included herein are based on information available to Featherlite on the date hereof.  Featherlite undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made herein to reflect events or circumstances after the date hereof or to update reasons why actual results could differ from those anticipated in such forward-looking statements.